Exhibit 99.1

IR-MED Appoints Ran Ziskind, Tech Entrepreneur, Growth Manager, and Inventor as Chief Executive Officer

Rosh Pina, Israel, August 28, 2024 — IR-MED Inc., (“IR-MED” or the “Company”) (OTCQB:IRME), developer of a noninvasive artificial intelligence (AI) driven spectrographic analysis technology platform to address significant healthcare needs, announced today that Mr. Ran Ziskind has joined the Company as Chief Executive Officer (CEO), effective September 1, 2024. Mr. Ronnie Klein, who had been serving as Interim CEO, continues to serve as the Company’s Chief Technology Officer.

Mr. Ziskind is a highly experienced high-tech innovator and company leader with two decades of expertise in launching, developing, and expanding pioneering enterprises that were later acquired by leading firms in their fields. Throughout his career, Mr. Ziskind has been instrumental in the success of numerous companies playing a key role in every stage of the business value chain, from ideas, to IP portfolio management, to development, manufacturing, and commercialization of products that have become established industry standards.

Mr. Ziskind was co-founder and CEO of Galatea Ltd., a groundbreaking startup in diamond manufacturing from 2004 to 2023. Under his leadership, Galatea developed a pioneering electro-optics technology that became the industry gold standard, driving significant innovations in the field. His role encompassed a broad range of responsibilities, including spearheading research and development, managing intellectual property with a global patent portfolio, defining product specifications, and leading the company through challenging global conditions, including the 2007-2008 financial crisis, ultimately resulting in its acquisition by Sarin Technologies, the world’s leading company in the field. Prior to this, Mr. Ziskind was an engineer at Lithotech Ltd., where he contributed to the development of medical technologies, and at Eurika Ltd., where he worked on various engineering projects. Mr. Ziskind has dual degrees in mechanical engineering and management from Tzur University.

“IR-MED’s platform technology is highly compelling for its potential to substantially improve healthcare outcomes through early, non-invasive detection of skin, tissue, and blood vessel related conditions. With the first product, PressureSafe™, ready to launch and several other indications in the pipeline, IR-MED is well poised to rapidly capture market share and set new standards for detection and diagnosis. I’m very excited to lead the company into its growth trajectory,” Mr. Ziskind stated.

Executive Chairman of the Board, Oded Bashan, commented, “We are very pleased to welcome Ran to IR-MED and are confident in his leadership abilities. His track record of advancing and successfully commercializing optics-based and medical technologies will be a great asset to IR-MED as we enter our commercial phase while continuing to innovate and build out our IP portfolio.”

About IR-MED

IR-MED Inc., is developing a noninvasive spectrographic analysis technology platform, allowing healthcare professions to detect, measure and monitor, in real time, different molecules in the blood, in human tissue, and in body fluids without invasive procedures. PressureSafe, the first product planned to be launched, is a handheld optical monitoring device that is being developed to support early detection of pressure injuries (PI) to the skin and underlying tissue, regardless of skin tone as it calibrates personally to each patient’s skin.

IR-MED’s technology is being developed to allow accurate readings of biomarkers in a non-invasive method, that may provide caregivers the optimal decision support-system in cases where uncertainties disturb physicians in their decision processes.

IR-MED holds patents protecting its technology and innovations in the noninvasive tissue analysis, and in the modeling and analysis of subcutaneous tissue.

PressureSafe is currently undergoing usability studies at multiple medical centers.

Safe Harbor Statement / Forward-Looking Statements

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For example, IR-Med is using forward-looking statements when it discusses the Company’s platform potential to substantially improve healthcare outcomes through early, non-invasive detection of skin, tissue, and blood vessel related conditions and its ability to rapidly capture market share and set new standards for detection and diagnosis. Statements relating to the future performance of IR-Med are subject to many factors including, but not limited to, the sufficiency or working capital and our ability to raise the capital needed to fund our development efforts, completion of the development and design of PressureSafe device, results of clinical/useability studies and trials, timing of product development, FDA approval/clearance of products in development, customer acceptance of our products in the market, the introduction of competitive products, the impact of any product liability or other adverse litigation, commercialization and technological difficulties, and the other risks identified in our most recent annual report on Form 10-K filed on March 29, 2023 with the Securities and Exchange Commission. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Contact:

Sharon Levkoviz, Chief Financial Officer

Tel: +972 (0) 4 6555054